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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                          (Amendment No. _________)*


                          Snyder Communications, Inc.
                          ---------------------------
                               (Name of Issuer)

              Circle.com Common Stock, Par Value $0.001 Per Share
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   832914204
                                --------------
                                (CUSIP Number)


                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on Following Pages
                               Page 1 of 5 Pages

                                  SCHEDULE 13G

-------------------------                               ------------------------
CUSIP No.  832914204                                     Page 2 of 5 Pages
-------------------------                               ------------------------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Daniel M. Snyder

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (See Instructions)  (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
--------------------------------------------------------------------------------

                         5  SOLE VOTING POWER:

       NUMBER OF            1,462,080
                        --------------------------------------------------------
         SHARES          6  SHARED VOTING POWER:
      BENEFICIALLY
        OWNED BY            None.
                        --------------------------------------------------------
          EACH           7  SOLE DISPOSITIVE POWER:
       REPORTING
         PERSON             1,462,080
                        --------------------------------------------------------
          WITH           8  SHARED DISPOSITIVE POWER:

                            None.
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

   1,462,080
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES (See Instructions)                                 [ ]

   N/A
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

   6.4%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (See Instructions):

   IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ------------------------
CUSIP No.  832914204                                     Page 3 of 5 Pages
-------------------------                               ------------------------

Item 1.  (a)   Name of Issuer:
------         --------------

               Snyder Communications, Inc. (the "Issuer")

         (b)   Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

               6903 Rockledge Drive, 15th Floor
               Bethesda, Maryland  20817

Item 2.  (a)   Name of Person Filing:
------         ----------------------

               This statement is being filed by Daniel M. Snyder (the "Reporting Person").

         (b)   Address of Principal Business Office or, if None, Residence:
               ------------------------------------------------------------

               The principal business office of the Reporting Person is located at 21300 Redskin Park Drive, Ashburn, Virginia 20147.

         (c)  Citizenship:
              ------------

              The Reporting Person is a citizen of the United States of America.

         (d)  Title of Class of Securities:
              -----------------------------

              This filing relates to shares of Common Stock, $0.001 par value per share, of the Issuer (the "Common Stock").

         (e)  Cusip Number:
              ------------

              The Cusip Number of the Common Stock is 832914 20 4.

Item 3.  If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------   ------------------------------------------------------------
         240.13d-2(b) or (c), check whether the person filing is a:
         ----------------------------------------------------------

         Not applicable.

Item 4.  Ownership.
------   ----------

         (a) Amount Beneficially Owned as of December 31, 2000:  1,462,080

         (b) Percent of Class based on 22,689,521 shares outstanding as of December 31, 2000: 6.4%

         (c) Number of shares as to which such person has:

              (i) Sole power to vote or direct the vote:  1,462,080

             (ii) Shared power to vote or direct the vote:  None.

-------------------------                               ------------------------
CUSIP No.  832914204                                     Page 4 of 5 Pages
-------------------------                               ------------------------


            (iii) Sole power to dispose or direct the disposition of:  1,462,080

             (iv) Shared power to dispose or direct the disposition of:  None.

Item 5.  Ownership of Five Percent or Less of a Class:
------   ---------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
------   ----------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired
------   ------------------------------------------------------------------
         the Security Being Reported on By the Parent Holding Company:
         -------------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:
------   ----------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
------   -------------------------------

         Not applicable.

Item 10. Certification:
-------  --------------

         Not applicable.

-------------------------                               ------------------------
CUSIP No.  832914204                                     Page 5 of 5 Pages
-------------------------                               ------------------------

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 27, 2001

                                                  /s/ Daniel M. Snyder
                                                  --------------------------
                                                  By:  Daniel M. Snyder